Exhibit 16.1

Letter

January 27, 2009

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

We have read Item 4.01 included in the Form 8-K dated January 27, 2009 of Fleurs De Vie, Inc.  to be filed with the Securities and Exchange Commission and are in agreement with the statements related to our firm.

Sincerely,

/s/ Malone & Bailey, PC
Houston, Texas
www.malone-bailey.com